EXHIBIT 10.12

Employment Agreement

THIS EMPLOYMENT AGREEMENT, dated as of this 25th day of April, 2014 (“Effective Date”), by and between MainStreet BankShares, Inc., a Virginia corporation (the “Company”), and Brenda H. Smith (the “Executive”).

WHEREAS, the Company considers the availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the continued availability of the Executive’s services for itself and its wholly owned subsidiary, Franklin Community Bank (“Bank”); and

WHEREAS, the Executive is willing to make his services available to the Company and Bank on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

Part I: General Employment Terms

1.           Employment and Duties. The Executive shall be employed by the Company as its President and Chief Executive Officer. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities of President and Chief Executive Officer. The Executive agrees to devote her time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned her by the Board of Directors of the Company. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or service and which would generate good will for the Company and Bank.

2.           Term. The term of this Agreement shall commence at the Effective Date and shall continue for two (2) years (“Initial Term”) unless terminated or extended as hereinafter provided (If and as extended, the “Term”). This Agreement and the Initial Term shall be extended for successive two-year periods following the initial term (as such a “Renewal Term”) unless either party notifies the other in writing at least ninety (90) days prior to the end of the Initial Term, or the end of any additional Renewal Term, that the Agreement shall not be extended beyond its current Term; provided, however, the Company may not notify Executive that it will not extend the Agreement while an event which would if consummated constitute a Change in Control is under consideration or pending.

3.           Compensation. For the Initial Term of this Agreement, the Company shall pay the Executive an annual base salary not less than $182,000. Such base salary shall be paid to the Executive in accordance with established payroll practices of the Company. For each Renewal Term if any, the Company agrees to review the Executive’s base salary and to consider implementing changes to such base salary as it may deem appropriate; however, such base salary shall not be less than the base salary for the Initial Term.

4.           Benefits.

(a)           During the Term, the Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or the Bank provides employees generally or to executive employees as a class, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, vacation and sick leave, and a retirement plan; provided however, a reasonable transition period following any change in control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Company or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this Section 4(a).

(b)           The Executive shall be entitled to four weeks vacation annually without loss of pay.

(c)           During the Term, the Company shall provide the Executive with an appropriate automobile or automobile allowance as determined by the Board of Directors of the Company.

5.           Reimbursement of Expenses. The Company shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and her spouse in attending trade and professional association conventions, meetings and other related functions. However, Company reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior Board approval of the expenses.

6.           Termination of Employment.

(a)           Death or Incapacity. The Executive’s employment under this Agreement and the Term shall terminate automatically upon the Executive’s death. In the event of termination due to the death of the Executive, her survivors, designees or estate shall continue to receive, in addition to all other benefits accruing upon death, full compensation hereunder for a period of six (6) months following the month in which her death occurred. If the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the executive’s employment, the Term and this Agreement upon sixty (60) days’ written notice provided that within sixty (60) days after receipt of such notice, the Executive shall not have returned to full-time performance of her assigned duties. “Incapacity” shall mean the failure of the Executive to perform her assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to her as an employee.

(b)           Termination by Company With or Without Cause. The Company may terminate the Executive’s employment under this Agreement and the Term, with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(1)           The continued failure by Executive to perform her duties hereunder (other than any such failure resulting from her incapacity due to physical or mental illness) or otherwise to comply with her obligations hereunder after a written demand for performance with respect thereto is delivered to the Executive by the Board (excluding Executive, if a member of the Board at such time, in each case), and which failure has not been cured as hereinafter provided, which demand specifically identifies the manner in which the Board believes that Executive has not performed her duties or is otherwise in breach of her obligations hereunder; or

(2)           the engaging by the Executive in illegal conduct or any conduct which is demonstrably and materially injurious to the Company in the sole discretion and judgment of the Board; or

(3)           the issuance of a removal order or similar order by a governmental regulatory agency with appropriate jurisdiction prohibiting Executive from participating in the affairs of the Company. Any act or failure to act by Executive based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, as the case may be, and shall not be a basis for termination for Cause. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved Executive’s engagement in such activities. Upon the issuance of a written demand for performance under Section 6(b)(1), Executive shall have thirty (30) days in which to correct the deficiency and if the Executive corrects such deficiency within this period, the deficiency shall not constitute Cause. If the Executive does not correct the deficiency, in the sole discretion and judgment of the Board (without Executive if a member of the Board at such time, in either case), within the thirty (30) day period, such deficiency shall constitute the Cause for purposes of the termination of this Agreement. The conditions constituting the Cause under Section 6(b)(2) and (3) above shall not require prior notice, a written demand for performance or an opportunity to cure.

(c)           Termination by Executive for Good Reason. The Executive may terminate her employment and the Term for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)           the continued assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change in Control (as hereinafter defined), Section 10(a);

(ii)           any action taken by the Company which results in a substantial reduction in the status of the Executive as President and Chief Executive Officer of the Company (but not with respect to any changes in Executive’s status at the Bank prior to a Change In Control only), including a diminution in her position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)           the relocation of the Executive to any other primary place of employment which might require her to move her residence which, for this purpose, includes any reassignment to a place of employment located more than 50 miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; provided, however, this subsection (iii) shall not apply in connection with the relocation of the Executive if the Company decides to relocate its headquarters; or

(iv)           any failure by the Company to comply with the provisions of Sections 3 and 4 or Section 10(b) hereof or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

(d)           Incapacity. If payments under a long term disability policy or plan shall cease due to discontinuance of the plan for failure for any reason of the provider of such policy to continue to make payments, the Company will provide the benefits to the Executive in accordance with terms of such policy or plan as if it were still in full force and effect. Notwithstanding the above, in no event shall the Company’s obligation under this subparagraph be for more than two years.

7.           Obligations of the Company Upon Termination.

(a)           Without Cause; Good Reason. Except as set forth in Sections 7(b) and 7(c) below, if, during the Term, the Company shall terminate the Executive’s employment and the Term without Cause or the Executive shall terminate employment and the Term for Good Reason, the Company will pay to the Executive in a lump sum within thirty (30) days after the termination of employment the sum of the Executive’s annual base salary established under Section 3 through the date of termination to the extent not theretofore paid and the balance of the Executive’s annual base salary for a period equal to the remainder of the terminated Term plus twelve (12) months. In addition, the Company shall maintain in full force and effect for the Executive’s continued, benefit for the same period, all health and insurance plans and provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining such health and insurance plans in full force and effect for the benefit of the Executive for such period is not feasible, the Company shall pay the Executive a lump sum equal to the estimated cost of maintaining such plans for the Executive for such period. Failure to extend the Term of this Agreement as permitted by Section 2 shall not be deemed a termination of employment within the meaning of this Section.

(b)           Non-Competition. Notwithstanding the foregoing, all such payments and benefits under Section 7(a) otherwise continuing for periods after the Executive’s termination of employment shall cease to be paid, and the Company shall have no further obligation due with respect thereto, in the event the Executive engages in “Competition” or makes any “Unauthorized Disclosure of Confidential Information.” In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that she will not engage in competition for a period of twelve (12) months after the Executive’s employment with the Company ceases for any reason, including the expiration or nonrenewal of the Term (but not including termination by Executive for Good Reason) of this Agreement. For purposes hereof:

(i)           “Competition” means the Executive’s engaging without the written consent of the Board or a person authorized thereby, in an activity as an officer (or comparable position as agent or consultant) or a director within twenty-five (25) miles of the Bank’s headquarters if it involves:

(A)           having direct contact with customers of a bank or of another financial institution or of any other business activity in which the Company or Bank is actively engaged at the time the Executive’s employment ceases, or

(B)           directly soliciting or contacting any of the customers or clients of the Company or Bank for the purpose of offering products or services provided by the Company or Bank.

(ii)           For purposes of this Agreement, “customers” or “clients” of the Company or Bank means individuals or entities to whom the Company or Bank has provided banking, lending, or other similar financial services at any time from the Effective Date through the date the Executive’s employment with the Company ceases.

(c)           Death or Incapacity. If the Executive’s employment is terminated during the Term by reason of death or incapacity in accordance with Section 6(a) hereof, this Agreement and the Term shall terminate without further obligation to the Executive or his legal representatives under this Agreement except as otherwise specified in Section 6(a).

(d)           Cause; Other Than for Good Reason. If the Executive’s employment shall be terminated during the Term for Cause or for other than Good Reason, this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive her annual base salary established under Section 3 through the date of termination. The Executive will still be required to comply with the non-competition and confidentiality covenants set forth in Section 7(b).

(e)           Remedies. The Executive acknowledges that the restrictions set forth in paragraph 7(b) of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company. The Executive further acknowledges that if she breaches or threatens to breach any provision of paragraph 7(b), the Company’s remedies at law will be inadequate, and the Company will be irreparably harmed. Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the Executive violates the provisions of paragraph 7(b), the Executive shall pay all costs and fees, including attorneys’ fees, incurred by the Company in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under paragraph 7(b) of this Agreement, the Company shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

8.           Confidentiality. The Executive recognizes that as an employee of the Company, she will have access to and may participate in the origination of non-public proprietary and confidential information and that she owes a fiduciary duty to the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry. The Executive agrees that she will never use or disclose to any third party any confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company.

PART II. Change in Control

9.           Employment After a Change in Control. If a Change in Control of the Company occurs during the Term, and the Executive is employed by the Company on the date the Change in Control occurs (the “Change in Control Date”), the Company (which after a Change in Control Event shall include any Successor as hereinafter defined) will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the “Change in Control Employment Period”). Notwithstanding the immediately preceding sentence, if Executive’s employment was terminated by the Company without Cause or by the Executive for Good Reason during the Term but within 120 days prior to the Change in Control Date (a “Pre-Change in Control Termination”), the “Change in Control Employment Period “ shall be deemed the period beginning at the Change in Control Date and ending on the third anniversary of such date for purposes of Section 12 only. If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions. Nothwithstanding any other term or provision of this Agreement, in the event of a Change in Control of the Company, Sections 9 through 15 in this Part II shall become effective and govern the terms and conditions of the Executive’s employment. The term “Successor” shall mean any person or entity (corporate or otherwise) into which, in connection with a Change in Control Event, MainStreet or Bank is merged or which is merged into MainStreet or Bank or consolidated with MainStreet or Bank or to which all or substantially all of MainStreet or Bank’s assets shall be transferred in any manner or which by law or agreement assumes, take assignment of or becomes obligated for MainStreet’s or Bank’s obligations. “Successor” shall include any Successor of a preceding Successor.

10.           Terms of Employment.

(a)           Position and Duties. During the Change in Control Employment Period if Executive is employed by the Company on the Change in Control Date, (i) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date, and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than twenty-five (25) miles from such location; it being understood and agreed that this subsection (ii) shall superceded the provisions of Section 6(c)(iii) dealing with the relocation of the Executive following a Change in Control.

(b)           Compensation and Benefits. If Executive is employed by the Company on the Change in Control Date:

(i)           Base Salary. During the Change in Control Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Change in Control Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

(ii)           Annual Bonus. During the Change in Control Employment Period, the Executive will be entitled to participate in an annual incentive plan generally applicable to other peer executives of the Company and its affiliated companies.

(iii)           Incentive, Savings and Retirement Plans. During the Change in Control Employment Period, the Executive will be entitled to participate in all incentive (including any stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities (including savings opportunities and retirement benefit opportunities) in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iv)           Welfare Benefit Plans. During the Change in Control Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

(v)           Fringe Benefits. During the Change in Control Employment Period, the Executive will be entitled to fringe benefits in accordance with the comparable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

(vi)           Vacation. During the Change in Control Employment Period, the Executive will be entitled to paid vacation in accordance with the comparable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

11.           Termination of Employment Following Change in Control.

(a)           Death or Incapacity. The Executive’s employment will terminate automatically upon the Executive’s death or Incapacity during the Change in Control Employment Period.

(b)           Cause. The Company may terminate the Executive’s employment during the Change in Control Employment Period for Cause (as defined in Section 6(b)).

(c)           Good Reason. The Executive’s employment may be terminated during the Change in Control Employment Period by the Executive for Good Reason (as defined in Section 6(c)). Any good faith determination of Good Reason made by the Executive during the Change in Control Employment Period shall be conclusive.

(d)           Notice of Termination. Any termination during the Change in Control Employment Period by the Company regardless of the basis or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e)           Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein after the Change in Control Date, (ii) if the Executive’s employment is terminated after the Change in Control Date by the Company other than for Cause or Incapacity, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), (iii) if a Pre-Change in Control Termination has occurred, the day following the Change in Control Date, and(iv) if the Executive’s employment is terminated for Incapacity after the Change in Control Date, 60 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of her duties during such 60-day period.

12.           Compensation Upon Termination.

(a)           Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits (“Change in Control Benefits”) if, during the Change in Control Employment Period, the Company terminates her employment without Cause or the Executive terminates her employment with the Company or any affiliated company for Good Reason or if a Pre-Change in Control Termination has occurred:

(i)           Accrued Obligations. The Accrued Obligations are the sum of: (1) the Executive’s unpaid Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given or if a Pre-Change in Control Termination has occurred any unpaid but earned compensation during the Term pursuant to Section 3; (2) the amount, if any, of any incentive or bonus compensation earned prior to the Notice of Termination or if a Pre-Change in Control Termination has occurred prior to the date thereof which has not yet been paid; (3) the product of any bonus payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination (or in the case of a Pre-Change in Control Termination through the date of the Pre-Change in Control Termination) and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten days after the Date of Termination.

(ii)           Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus the highest bonus paid or payable for the two most recently completed years (or in the case of a Pre-Change in Control Termination, the annual base salary in effect under Section 3 at the Pre-Change in Control Termination date) and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals minus, in the case of a Pre-Change in Control Termination, the amount paid to the Executive for the remainder of the terminated Term plus the additional twelve (12) months as provided in Section 7(a). The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination;

(iii)           Welfare Continuance Benefit. For 36 months following the Date of Termination, the Executive and his dependents will be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”) in which the Executive of her dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and her dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or her dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

(b)           Death. If the Executive dies during the Change in Control Employment Period and has been entitled to Change in Control Benefits hereunder, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive’s Base Salary (or in the case of a Pre-Change in Control Termination three months of the Executive’s base salary in effect on the date thereof) (which shall be paid to the Executive’s beneficiary designated in writing or her estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment of provision of the Welfare Continuance Benefit to the Executive’s spouse and other dependents for 36 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c)           Incapacity. If the Executive’s employment is terminated because of the Executive’s Incapacity during the Change in Control Employment Period and while the Executive has been entitled to Change in Control Benefits, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive's Base Salary (or in the case of a Pre-Change in Control Termination three months of the Executive’s base salary in effect on the date thereof) (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 36 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d)           Cause; Other than for Good Reason. If the Executive's employment is terminated for Cause during the Change in Control Employment Period or the Executive is receiving Change in Control Benefits and breaches any obligation under this Agreement, the Executive shall be entitled to no further Change in Control Benefits other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Change in Control Employment Period, excluding a termination either for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

13.           Fees and Expenses; Mitigation; Noncompetition.

(a)           The Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys' fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive's employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive's claim is substantially upheld by a court of competent jurisdiction.

(b)           The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 12 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(c)           The Executive will not be required to comply with the noncompetition covenant in Section 7(b) if her employment is terminated during the Change in Control Employment Period without Cause or she terminates for Good Reason.

14.           Continuance of Welfare Benefits Upon Death. If the Executive dies while receiving a Welfare Continuation Benefit, the Executive’s spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the 36-month coverage period. The Executive’s spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such 36-month period.

15.           Change in Control Defined. For purposes of this Agreement, a “Change in Control” shall mean:

(a)           a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, consistent with and interpreted in accordance with Internal Revenue Code Section 409A and regulations issued thereunder, and specifically defined as follows:

In order to constitute a Change in Control as to the Executive, the Change in Control shall relate to:

(1)           the corporation for whom the Executive is performing services at the time of the Change in Control; or

(2)           the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(3)           a corporation that is a majority shareholder of a corporation identified in either subparagraph (1) or (2), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in either subparagraph (1) or (2) above.

(i)           Change In Ownership. A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, then the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).

(ii)           Change In Effective Control. Notwithstanding the fact that a corporation has not undergone a change in ownership as described above, a change in the effective control of a corporation shall occur only on the date that either:

(a)           any one person or more than one person acting as a group acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or

(b)           a majority of members of the corporation's Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation's Board of Directors prior to the date of the appointment or election, provided that for purposes of this subparagraph, the term "corporation" refers solely to the relevant corporation identified above, for which no other corporation is a majority shareholder.

(iii)           Change In Ownership of Assets. A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, "gross fair market value" shall mean the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transfer of assets by a corporation shall not be treated as a change in the ownership of such assets if the assets are transferred to:

(a)           a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)           an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; or

(c)           a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

(d)           an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who is a "related person" under applicable Treasury Regulations.

There shall be no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

16.           Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its affiliates (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive's termination of employment for any reason or at such earlier time or times as the Board of Directors or its designee may specify.

17.           Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect arid shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

18.           Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

19.           Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

20.           Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

21.           Binding Effect. This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the board of directors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

22.           No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to he unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

23.           Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

MAINSTREET BANKSHARES, INC.

By:	/s/ Joel R. Shepherd
Name:	Joel R. Shepherd
Title:	Chairman of the Board of Directors

/s/ Brenda H. Smith
Brenda H. Smith